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                               License Agreement

         THIS AGREEMENT is made as of and effective from the 28th day of August 2000.

SHAJU CHACKO, an individual named Shaju Chacko, the entity known as Divine Software Developing Center, the entity known as DSDC, India, any proprietorship owned, managed, operated or under the control of Shaju Chacko, any partnership owned in conjunction with Shaju Chacko, any corporate entity authorized under the laws of the sovereign country of India owned, managed, operated or under the control of Shaju Chacko, any affiliation owned, managed, operated or under the control of Shaju Chacko, any alliance owned, managed, operated or under the control of Shaju Chacko, and/or any joint venture with any person or entity owned, managed, operated or under the control of Shaju Chacko, (hereinafter referred to as the "LICENSOR").

-and-

REDOX TECHNOLOGY CORPORATION, a valid and subsisting Delaware corporation and authorized and registered to do business in the State of Texas, United States of America, having its principal office at 340 North Sam Houston Parkway East, Suite 250 Houston, Texas 77060, (hereinafter referred to as the "LICENSEE").

WHEREAS:

A. The Licensor is the inventor and owner of certain confidential information and technology, which was developed by the Licensor;

B. The Licensor desires to protect said confidential information and technology through the registration of any patents, trademarks and/or copyright,

C. The Licensee desires to acquire from the Licensor certain exclusive worldwide rights to the confidential information and technology and to apply, prosecute, register and maintain and exploit any said proprietary rights in the confidential information and technology; and

D. The parties wish to document their intentions.

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and for good and valuable consideration (the adequacy and sufficiency of which are hereby acknowledged by the parties), the parties covenant and agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1 Definitions In this Agreement, including the recitals, the following terms shall have the following meanings:

"Affiliate/Subsidiary" shall mean in relation to an entity any other entity directly or indirectly under common ownership with, owning or owned by the first entity. Ownership means holding 50% or more of the voting securities of the owned entity.

"Confidential Information" shall mean any information of the Licensor relating to the Intellectual Property or Software, including without limitation, any specifications, trade secrets, know-how, data, software, technology, methodology, prototypes, models, whether or not reduced to physical form, patterns and other physical and written descriptions and embodiments relating to the Software including the Source Code but, Confidential Information shall not include any information which:

(a) was available to the Licensee on a non-confidential basis from a source other than the Licensor, provided that, such source, to the knowledge of the Licensee is not and was not bound by obligations of confidence to hold or retain such information confidential;
(b) was previously known to the Licensee and not subject to any obligation of confidence;
(c) has been independently acquired, developed or is known by the Licensee without violating any obligations under this or any other agreement with any person; or
(d)  is required to be disclosed by operation of law.

"Effective Date" means the date first written above;

"Gross Revenue" means the total revenue received by Licensee from the sale of the Licensed Product and/or derivatives/modified/upgraded form of the licensed product received by the Licensee, its Affiliates and/or Subsidiaries.

"Intellectual Property" shall mean any and all patents, trade marks and/or copyright and applications and registrations therefor (whether or not coming into existence after the Effective Date), as well as any and all Confidential Information, know how, disclosures, and any other information or matter capable of proprietary rights throughout the world which relate, o the Software in any way or manner including its methods, concept, use or process.

"License Period" shall mean for so long as there is any proprietary rights or interest in the Confidential Information or the Intellectual Property, starting on the Effective Date.

"Licensed Product" shall mean all products and software that are based upon or derived from any aspect of any portion of the Intellectual Property of the Licensor.

"License Territory" shall mean the world;

"Royalty" means the royalty payable by the Licensee, its Affiliates and/or Subsidiaries hereunder.

"Software" shall mean the software program developed by Licensor known as the "Divine Logic Program Immune Virus" which defeats and negates the ability to pirate, copy or otherwise duplicate any computer program disseminated via CD-ROM, CD, Internet download or otherwise and any corrections, updates, revisions, derivatives, or enhancements thereto, regardless of the physical medium in or on which such software may be embodied;

"Source Code" shall mean program listings of the Software in human-readable form.

ARTICLE II LICENSE, INTELLECTUAL PROPERTY RIGHTS AND
OTHER INTANGIBLES

Exclusive License

The Licensor hereby grants, and the Licensee hereby accepts, subject to the terms and conditions of this Agreement, an exclusive, transferable and assignable license within the Licensed Territory during the License Period by any method or on any medium to fully:

(a)  use, manufacture, license, market, distribute and sell the Licensed
     Product;
(b) sub-license any and all rights granted to Licensee under this Agreement; modify the Licensed Product to create one or more derivative products; and
(c)  modify any or all documentation.

2.2 Reserved Rights
The Licensor shall have the riaht to use the Intellectual Property and Software for internal non-comrnercial research purposes only, but this shall not include any right to commercial1y use, manufacture, market or sell the Intellectual Property or Software in ariv manner ,vhatso ever.

2.3 Sub-License
Licensee shall also have the right to grant to its Subsidiaries or other sublicenses, exclusive or non-exclusive sublicenses under the License during the License Period; provided, however, and Licensee agrees that:

(a) The terms and conditions of any and all such licenses shall be consistent with the terms and conditions as set out in this Agreement;
(b) In the event of a proposed exclusive or sole license to any party, Licensee shall not enter into any said agreement until Licensor has been informed in writing and has given consent, in writing, for Licensee to enter into said proposal. Licensor shall not withhold consent unreasonably; and
(c) Licensee shall provide Licensor with one copy of any and all such licenses, including any amendments thereto.

(d) No subsidiary or other sublicensee shall have the right to fin-ther license, sublicense or assign its rights without the approval of Shaju Chacko, as defined above; and
(e) No sublicensee shall relieve Licensee of any of its obligations hereunder, and Licensee shall be responsible for the acts or omissions of the subsidiaries and sublicensees and for compliance by them of their obligations, and Licensee shall take all steps necessan? to enforce that compliance to the extent required to all Licensee to fully comply,Aith all of its obligations under this Agreement.

2.5 Sale
Notwithstanding Articles 2.1 and 2.33, if a third party wishes to purchase the software outright, Redox aarees that it shall not enter into any such sale without the written consent of the Licensor, who shall not withhold such consent unreasonably. Licensee agrees to provide to Licensor the sum of Twenty Seven and One Half percent (27 1/2%) of the Gross Revenue from any sale of the software to a third party.

2.6 Covenant of Licensor
The Licensor shall not, under any circumstance license, assim transfer, sell or grant any rights in the Confidential Information or Intellectual Property to any third party. Nor shall the Licensor grant any mortgage. pledge, lien, hypothentication, security interests, charges, or encumbrances in any part of the Confidential Information or Intellectual Property.

ARTICLE III
PAYMENT OF ROYALTY

3.1 Royalties
In consideration of the rights granted by the Licensor to the Licensee herein, the Licensee agrees to pay Royalties in the sum of Twenty Seven and One Half percent (27 1/2%) of the Gross Revenue to the Licensor commencing on the Effective Date and ending on the date in which this License Agreement is terminated. All payments shall be paid in U.S. dollars. Should any conversion to U.S. dollars be necessary. the rate of exchange as posted in The Wall Street Journal shall be utilized and shall be the rate in effect on the last day of the period for which payment is due.

3.2 Statements/Payment Dates of Royalties
Licensee shall within thirty (30 days) after the last days of March, June, September and December in each year or portion thereof during the license Period, and within thirty (30) days after the end of the License Period, provide Shaju Chacko, as defined above, with a statement accounting for the Gross Sales of Licensed Products by Redox, its Subsidiaries and its sublicensees (and with copies of the corresponding statements to Licensee from its Subsidiaries and sublicensees), for the immediately preceding thirty (30) days period or portion thereof. The Chief Financial Officer shall certify each such statement or Secretary/Treasury of Licensee as being true, correct and complete. Royalties with respect to sales made by the Licensee, its Affiliates and/or Subsidiaries for each calendar month will be paid to the Licensor by the Licensee within thirty (30) days after the end of each calendar month. Royalties xvill be paid by cheque or bank draft sent by air mail to the address for notices set out in Article IX or any of the addresses advised by the Licensor to the Licensee from time to time.

Record of Sales

(a) The Licensee shall keep full, complete and accurate records of sales, the Gross Revenue received therefrom and any other information appropriate to the determination of Royalties payable to the Licensor hereunder. Such records shall be open to inspection and audit by the Licensor or the Licensor's duly authorized representatives, by appointment. during reguular business hours; not more than once per year during the term of this Agreement and for one year after its termination. No record shall be subject to more than one audit and no audit shall be conducted on any records of the Licensee three (3) years after the close of any calendar quarter-year; and

(b) In the eNent that the Licensee has underpaid the Licensor any Royalty, as determined by such audit, the Licensee shall immediately pay the Licensor the total of the underpayment, plus interest at a rate of 1% per month from the time such payment should have been made. Additionally, the Licensee shall pay the Licensor a sum not exceeding the lesser of Twenty-five percent of the underpayment or the actual cost of the audit at which zn underpayment is deten-nined.

ARTICLE IV
INTELLECTUAL PROPERTY RIGHTS

4.1 Intellectual Property Applications, Prosecutions and Registrations
The Licensee shall have the exclusive right throughout the License Territory, in the name of Shaiu Chacko, to apply for, prosecute, register, maintain and defend any and all patents. trademarks and/or copyright applications or registraiions relating to the Intellectual Property. Licensee shall apply for, in the name of Shaju Chacko, seek prompt issuance of. and maintain while the license is in effect, the Patents, Trademarks, and /or Copyrights in the United States and in the foreign jurisdictions now in existence or which may be created during the lifetime of the Agreement. The Licensee shall be responsible for and have full control over any and all expenses assoclaied Aith the preparation, filing, prosecution, maintenance and defense of any patents, trade =ks or copyright applications filed and registered.

In all such applications the Licensor shall be the owner and the inventor.

Licensor shall provide all necessary information, materials and assistance to enable Licensee to proceed with the filing and prosecution of an), applications for registration of any Intellectual Property and to grant to Licensee formal documents in respect of any such 1ntellectual Property in a form that complies with the requirements of law and public authorities in each jurisdiction that registration is sought. to enable Licensee, at its expense. to register the right, title and interest in and to subbliellectual Property as provided hereunder.

Licensor agrees, at the expense of Licensee, to do all things and to execute such documents as may be required by Licensee to obtain and maintain all rights, title, benefit and interest in and to the Intellectual Property as contemplated hereunder, exclusively in the sole name of Mr. Shaju Chacko.


Both parties shall promptly notify the other whenever it becomes aware of any actual or apparent infringement or unauthorized use of the Intellectual Property in the License Territory

4.2 Improvements and Additional Intellectual Property Rights Developed by the Licensor

For greater certainty, the Licensor agrees that if it improves and/or develops any Intellectual Property relating to the Software developed and named as Divine Logic Program Immune Virus after the Effective Date, such Intellectual Property shall be covered by the terms of this Agreement and the licenses granted herein. The Licensor shall disclose same as soon as same is conceived or developed.

ARTICLE V
CONFIDENTIALITY

5.1 Limitations on Disclosure by Licensee

         The Licensee hereby acknowledges that pursuant to this Agreement, it will receive Confidential Information of the Licensor, which Licensee agrees to treat (and take all reasonable precautions to ensure that its employees treat) as confidential in accordance with the requirements and conditions set forth below:

(a) The Licensee shall not disclose, either directly or indirectly any Confidential Information- or part thereof, to any person except as specifically contemplated in this Agreement and

(b) The, Licensee shall not use any Confidential Information, or part thereof, for any purpose other than that specifically contemplated in this Agreement.

5.2 Limitations on Disclosure by Licensor

The Licensor hereby acknowledges that certain Confidential Information covered hereunder is valuable only while kept in confidence and therefore the Licensor agrees to treat (and take all reasonable precautions to ensure that its employees treat) as confidential in accordance with the requirements and conditions set forth below:

(a) The Licensor shall not disclose, either directly or indirectly any Confidential Information, or part thereof. to any person except as specifically contemplated in this Agreement; and

(b) The Licensee shall not use any Confidential Information, or part thereof, for any purpose other than that specifically contemplated in this Agreement;

5.3 Relief

Nothing in this Agreement precludes either party from obtaining injunctive or similar relief from any court of competent jurisdiction which such party deems most expedient to address a breach or threatened breach of any of the provisions of this Agreement. Specifically, and without limiting the foregoing, the parties acknowledge that the Confidential Information and Intellectual Property contain valuable proprietary information and is a valuable asset, the unauthorized (other than as contemplated hereunder) disclosure, use or transfer of which would cause irreparable harm to the other party's rights under this Agreement and which harm may not be adequately compensated with damages. Each party expressly agrees that the other shall be entitled to apply for and obtain equitable or similar relief (including without limitation injunctive relief and specific performance) without any requirements to post a bond or prove actual damage in any court of competent jurisdiction to prevent a breach of this Agreement or any part thereof, and to secure its enforcement, without limitation as to any other or further remedies which may be available to such party.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of the Licensor
The Licensor represents and warrants to the Licensee that:

(a) The Licensor is the true owner of the Intellectual Property and that it has good and valid le2al and beneficial title to all of the Intellectual Property, free and clear of any encumbrances or claims of any nature;

(b) The technology encompassed in the Intellectual Property has not been disclosed, offered for sale, sold, conveyed, transferred or otherwise encumbered to or by any third party except the Licensee;

(c) The Intellectual Property has not been the subject of any patent, trade mark or copyright application or registrations in the Licensed Territory:

(d) The Licensor has no knowledge or information of any facts which would affect the application, registration, validity, enforceability or scope of any of the Intellectual Property;

(e) The Licensor has not entered into any other agreements or contracts authorizing the use of the Intellectual Property;

(f) To the best of the Licensor's knowledge, the use of the Intellectual Property and the license to the Software will not constitute infringement of any other party's intellectual property rights;

(g) No claims have been asserted by any third party with respect to, or challenging or questioning the ownership, validity, enforceability or use of the Intellectual Property and the Licensor has no knowledge of any valid basis for any such claim;

(h) The Intellectual Property does not incorporate the intellectual property rights of any other person or entity, which the Licensor has acquired by license or otherwise;

(i) The Licensor has nof received any notice, complaiM threat or claim alleging infringement of any of the Intellectual Property of the Licensor and to the knowledge of the Licensor no third party is infringing the rights of the Licensor with respect to the Intellectual Property; and

j) All of the right, title and interest in and to the Intellectual Property acquired by the Licensee under this Agreement are free and clear of any claims by third parties or any other encumbrances of any nature whatsoever.

6.2 Representations and Warranties of Licensee
The Licensee represents and warrants to the Licensor as follows:

(a) That the Licensee is a corporation duly organized and validly subsisting under the laws of Delaware and has the power and authority to enter into this agreement.

(b) That it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;


That this Agreement- when executed by the Licensee will be a binding obligation of the Licensee Qorceable in accordance with its terms; and

(d) That. the execution and delivery of this Agreement and its performance will not result in any breach or violation of, or constitute a default under any agreement, instrument judgment or order to which the Licensee is a part or by which it is bound.

ART1CLE VII
INDEMNITY

7.1 Warranties

Other than as set out in Article 6. 1, the Licensor does not warrant the Intellectual Property or the Software in any way and no warranties of the Licensor shall be implied or otherwise created, including any warranty of merchantability or fitness for a particular purpose. Notwithstanding the forgoing, the Software shall provide prompt response to users of the Software. The Licensor shall, however, not be responsible for any service problems which are not caused by itself, its systems or its Internet network access provider.

7.2 Indemnity

The Licensor agrees to defend, hold harmless and indemnify the Licensee from and ainst any and all claims, suits, actions and proceedings and any and all liabilities, judgments, damages, interest, costs, expenses and fees including legal fees resulting from any such suits, actions and proceedings (the "Claims") brought by any person or entity with respect to the Confidential Information or Intellectual Property. Each party agrees that it shall inform the other in writing of any and all alleged Claims of infringements of any patent, trademark or copyright by any third party. The Licensee hereby agrees to the assumption by the Licensor of sole control over the prosecution or defense of said Claims, together with the right to settle or compromise them, provided Licensor first obtains written permission from the Licensee; and the Licensee agrees to make available to the Licensor, such information, assistance and authority as may reasonably be requested by the Licensor in order to enable the Licensor to adequately prosecute, defend, settle or compromise such Claims. In addition, any monetary recovery or benefit given for the successful prosecution or defense of any Claim shall accrue to the sole benefit of the Licensor.

ARTICLE VIII
TERM AND TERMINATION

8.1 Term

This Agreement, and the license granted herein, shall commence on the date first above written and continue in full force and effect during the License Period.

8.2 Termination

(a) Either party may terminate this Agreement upon thirty (30) days written notice to the other party without any liability whatsoever or compensation as the result of such termination, in the event that:

(i) the other party shall fail to perform any material term, provision or obligation under this Agreement provided that the party seeking termination shall have first given written notice to the other party specifying such failure and the other party shall not have remedied such failure within thirty (30) days after receipt of such notice; or

(ii) the other party materially breaches or defaults with respect to any representation or warranty. provided that the party seeking termination shall have given the other party written notice of such default or breach and it has not been remedied within thirty (30) days of receipt of such notice.

         (b) The Licensor may terminate this Agreement upon ten (10) days written notice to the Licensee without any liability whatsoever or compensation as the result of such termination, in the event that the Licensee:

(i) becomes bankrupt or files a proposal under the Bankruptcy and Insolvency Act or the Companies Creditors Arrangement Act;

(ii) becomes subject to an order for liquidation, winding up or dissolution or voluntarily liquidates, winds-up or dissolves;

(iii) defaults for a period of thirty (30) days in the payment of the Royalty hereunder after thirty (30) days written notice of such default has been given by the Licensor to the Licensee: or

(iv) ceases to carry on business for a period of ninety (90) days consecutively, either on its own or through its Affiliates and/or Subsidiaries or sub-licensees.

8.3 Effect of Termination

Upon termination of this Agreement for any reason:

(c) the Licensee shall:

(i) cease to use the Licensor's Confidential Information, Intellectual Property and Software;

(ii) forthwith transfer to the Licensor all rights which it may have to the Licensor's Intellectual Property and Software together with any patents, trade marks, and/or copyright registrations relating thereto;

(iii) promptly return to the Licensor all of the Licensor's Confidential Information and other documents, data or any other information or thing related to the Software including all copies thereof;

(iv) cancel or assign any applications, registrations or other filing made or placed by it with respect to the Licensor's Intellectual Property, Confidential Information or the Software: and

(v) regardless of the foregoing, the Licensee shall have the right to complete manufacturing of any Licensed Product then in the process of manufacture, as well as the sale of said Licensed Product in addition to any other Licensed Product in stock at the date of termination, provided all Royalties due thereon are paid forthwith.

ARTICLE IX
NOTICES

9.1 Notices

Any notices and other communications required or permitted by this Agreement to be provided or given to either party shall be so provided or given if delivered at the addresses set out below or, if given by telecommunication facsimile, at the number indicated below:

If to the Licensor:
Shaju Chacko

Divine Software Developing Centre,
Mavalathukuzhyil,
Peruva P.O., Kottayamy
Kerala, INDIA.
Pin: 686 610.
shaju.chacko@eudoramail.com             mailto:shaju.chacko@eudoramail.com
shaju.shiju@eudoramail.com
If to the Licensee:
Richard A. Szymanski,
President and Chairman,
Redox Technology Corporation,
340 North Sam Houston Parkway East,
Suite 250. Houston,
TEXAS 77060                                   mailto:redox1@pdq.nev

Texas shall have the exclusive jurisdiction and the parties hereby irrevocably attorn to the exclusive jurisdiction of the Courts of the State of Texas.

10.6 Successors

This Agreement and all rights and obligations are fully assignable by either party. This Agreement shall endure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

10.7 Severability

If any provision of this Agreement is held invalid or unenforceable for any reason, such provision is fully separable and shall thereupon be separated from the remaining provisions of this Agreement, and the remaining provisions are nevertheless validated and enforceable as if such of the provisions held invalid or unenforceable were not a part of this Agreement.

10.8 Entire Agreement

This Agreement supersedes all previous agreements, if any, between the parties hereto and constitutes the sole and entire agreement between them with respect to the subject matter hereof. Each party hereto agrees that there are no oral representations, warranties or conditions and that all terms are embodied in this Agreement. No change, modification or amendment of this Agreement shall be effective unless in writing and signed by both parties hereto.

10.9 Headings

The use of Headings in this Agreement are for ease of reference only and do not constitute a part hereof and are not to be considered as an aid in the interpretation hereof.

10.10 Waiver

The waiver by either party of any default by the other party under this Agreement shall not operate as a waiver of any future default, whether of a like or different nature.

 10.11 Force Majeure

Each of the patties hereto shall be excused from the performance of any of its obligations herein from time to time, but only so long as it is prevented from performance by any cause beyond its reasonable control including, but not limited to, acts of God or of the Queen's enemies, strike, walkout, fire or explosion; provided however, that the lack of funds shall never be considered a cause beyond the reasonable control of either party.


SHAJU M. CHACKO

Per:  /s/ Shaju M. Chacko
      -------------------
      Shaju M. Chacko


Date: 8-28-2000

Redox Technology Corporation:


/s/ Richard A. Szymanski
-------------------------------------------
Richard A. Szymanski


Date: 8-28-2000



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